Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

MEDIA CONTACT:

Adrienne Chance

SVP, Communications

press@spartannash.com

SpartanNash Announces Second Quarter Fiscal 2023 Results

Reaffirms Fiscal 2023 Adjusted EBITDA and Adjusted EPS Guidance; Updates Sales and Capital Outlook

Advances Long-Term Strategic Plan with Continued Transformation Initiatives

GRAND RAPIDS, MICH. – Aug. 17, 2023 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today reported financial results for its 12-week second quarter ended July 15, 2023.

Second Quarter Fiscal 2023 Highlights

•
Net sales of $2.31 billion, an increase of 1.7%, compared to $2.27 billion in the prior year quarter.
•
Retail comparable sales increased 3.9%, compared to the prior year quarter.
•
Net earnings of $19.5 million, compared to $5.1 million in the prior year quarter.
•
Adjusted EBITDA(1) of $66.1 million, compared to $61.8 million in the prior year quarter.
•
Cash generated from operating activities was $49.7 million during the first half of fiscal 2023 compared to $28.5 million in the first half of the prior year.
•
Returned $33.6 million to shareholders during the first half of fiscal 2023 through $18.5 million in share repurchases and $15.1 million in dividends.
•
Continued long-term plan transformation work by implementing new ways of working across the Company’s go-to-market functions, launching in the third quarter fiscal 2023. Expected run-rate cost savings of approximately $20 million by year-end.

(1)
A reconciliation of net earnings to adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2 below.

"Our team delivered solid results in the first half of 2023, leveraging transformational initiatives for growth and value. We are encouraged by the success to date, but also believe there is a long runway of benefits that will help us achieve our long-term strategic plan," said SpartanNash President and CEO Tony Sarsam. "We are now entering the next phase of our transformation, bolstering our go-to-market strategy and building on our Signature Strength of being the most customer-focused, innovative food solutions company. All of the elements of our long-term strategic plan differentiate SpartanNash as a growth-oriented organization, which further positions us to drive profitability and increase shareholder value."

Second Quarter Consolidated Financial Results

Net sales increased $38.5 million, or 1.7%, to $2.31 billion from $2.27 billion in the prior year quarter. The year-over-year increase reflected sales growth in both the Wholesale and Retail segments, which were favorably impacted by inflation trends.

Gross profit was $352.4 million, or 15.2% of net sales, compared to $354.2 million, or 15.6% of net sales, in the prior year quarter. The gross profit decline was driven by lower volumes while the gross profit rate decrease was driven by lower inflation-related price change benefits in the Wholesale segment compared to elevated levels in the prior year. The gross profit decline was partially offset by benefits realized from the merchandising transformation initiative and higher overall margin rates in the Retail segment. Last-in-first-out (“LIFO”) expense decreased $13.2 million, or 58 basis points, compared to the prior year quarter.

Reported operating expenses for the second quarter were $316.6 million, or 13.7% of net sales, compared to $341.9 million, or 15.0% of net sales, in the prior year quarter. The decrease in expenses as a percentage of sales was due primarily to a decline in incentive compensation expense compared to the prior year quarter, a reduction in the supply chain expense rates as a result of efficiencies realized from the Company’s supply chain transformation initiative, and lower restructuring and asset impairment charges.

The Company reported operating earnings of $35.8 million, an increase of $23.5 million, compared to $12.3 million in the prior year quarter. The increase was driven by the changes in net sales, gross profit, and operating expenses discussed above.

Interest expense of $9.3 million increased $4.8 million from the prior year quarter. Higher interest rates were driven by federal monetary policy tightening, resulting in a 350 basis point increase in the federal funds rate by the end of the second quarter compared to the prior year quarter, and accounted for $3.9 million of the increase in interest expense. Other income for the second quarter included a $0.8 million gain related to the amortization of a prior service credit of a previously terminated post-retirement plan.

The Company reported net earnings of $19.5 million, or $0.56 per diluted share, compared to $5.1 million, or $0.14 per diluted share in the prior year quarter. Adjusted earnings from continuing operations(2) for the second quarter were $22.4 million, or $0.65 per diluted share, compared to $24.2 million, or $0.66 per diluted share in the prior year quarter.

Adjusted EBITDA(1) increased $4.3 million to $66.1 million, compared to $61.8 million in the prior year quarter, due to the sales, gross profit and expense year-over-year trends mentioned above.

(2)
A reconciliation of net earnings to adjusted earnings from continuing operations, as well as per diluted share ("adjusted EPS"), a non-GAAP financial measure, is provided in Table 4 below.

Second Quarter Segment Financial Results

Wholesale

The Company’s supply chain network serves Wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges around the globe. The Company distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products.

Net sales for Wholesale increased $31.9 million, or 2.0%, to $1.63 billion from $1.60 billion in the prior year quarter. The growth in net sales was due primarily to the inflationary impact on pricing in the quarter partially offset by marketplace demand changes from a certain national account.

Reported operating earnings for Wholesale were $21.5 million, compared to $12.7 million in the prior year quarter. The increase in reported operating earnings was due to improved leverage of operating expenses, including lower incentive compensation, as well as efficiencies realized from the Company’s supply chain transformation initiative. The increase in reported operating earnings was partially offset by lower gross profit from cycling the prior year quarter’s inflation-related price change benefits and reduced volume in the current quarter. Adjusted EBITDA(1) decreased $1.9 million to $40.7 million from $42.6 million in the prior year quarter.

Retail

The Company operates a scaled regional Retail segment with 144 brick-and-mortar grocery stores, in addition to pharmacies and fuel centers.

Net sales for Retail increased $6.6 million, or 1.0%, to $679.0 million from $672.4 million in the prior year quarter. Retail comparable store sales grew 3.9% for the quarter, due primarily to the inflationary impact on pricing. Additionally, lower fuel prices in the quarter reduced reported net sales by 2.0%.

Reported operating earnings for Retail were $14.2 million, compared to a reported operating loss of $0.4 million in the prior year quarter. The improvement was due to lower incentive compensation, a higher gross profit rate, and reduced asset impairment and restructuring charges. This was partially offset by reduced volume, continued investment in store wage rates, and reduced pharmacy margins. Adjusted EBITDA(1) increased $6.2 million to $25.4 million from $19.2 million in the prior year quarter.

Balance Sheet and Cash Flow

Long-term debt and finance lease liabilities, including current maturities, increased $49.9 million during the first half of fiscal 2023. The Company’s net long-term debt(3) to adjusted EBITDA(1) ratio improved sequentially by 10 basis points to 2.2x, compared to the first quarter 2023. The Company’s liquidity remains strong, giving it flexibility to support its strategic plan.

Cash flows provided by operating activities for the first half of fiscal 2023 were $49.7 million, compared to $28.5 million in the first half of the prior year. The increase in cash flows compared to the prior year was due primarily to improvements in working capital.

Purchases of property and equipment were $60.8 million for the first half of fiscal 2023, compared to $46.4 million in the first half of the prior year, while capital expenditures and IT capital(4) totaled $63.5 million for the first half of fiscal 2023, compared to $49.6 million in the first half of the prior year.

During the first half of fiscal 2023, the Company paid $15.1 million in cash dividends, equal to $0.43 per common share. The Company also repurchased 765,194 shares of common stock for a total of $18.5 million during the first half of fiscal 2023, at an average price of $24.21 per share. In total, the Company returned $33.6 million to shareholders through the second quarter. As of July 15, 2023, $25.5 million remains available under the Company’s share repurchase program, which expires on February 22, 2027.

(3)
A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 5 below.
(4)
A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 6 below.

Fiscal 2023 Outlook

Based upon the Company’s performance to date and the current outlook for the remainder of fiscal 2023, the Company has reaffirmed its previous guidance provided on February 23, 2023 with respect to adjusted EBITDA and adjusted EPS. The Company is updating its total net sales and capital expenditures and IT capital guidance to reflect current trends and market conditions. The following table provides the Company’s updated guidance for fiscal 2023:

	Fiscal 2022	Previous Fiscal 2023 Outlook		Updated Fiscal 2023 Outlook
	Actual	Low	High	Low	High
Total net sales (millions)	$9,643	$9,900	$10,200	$9,650	$9,950
Adjusted EBITDA(1) (millions)	$243	$248	$263	$248	$263
Adjusted EPS(2)	$2.33	$2.20	$2.35	$2.20	$2.35
Capital expenditures and IT capital(4) (thousands)	$102,097	$130,000	$145,000	$130,000	$140,000

Continuing to Execute Long-Term Plan

With meaningful progress underway with the Company’s supply chain transformation, merchandising transformation and marketing innovation initiatives, SpartanNash is now repositioning its go-to-market strategy. The strategy enhances customer centricity and is expected to deliver both effectiveness and efficiency. Over the past several months, the Company developed a refreshed go-to-market plan, which is being implemented in the third quarter fiscal 2023.

In connection with these changes, the Company expects to realize approximately $20 million in run-rate cost savings in late 2023, which was previously incorporated in the long-term strategic plan’s gross benefits communicated by the Company.

Conference Call & Supplemental Earnings Presentation

The Company will host a conference call to discuss its quarterly results with additional comments and details on Thursday, August 17, 2023, at 10:30 a.m. ET. There will also be a simultaneous, live webcast made available at SpartanNash's website at www.spartannash.com/webcasts under the "Investor Relations" section and will remain archived on the Company's website through Thursday, August 31, 2023.

A supplemental quarterly earnings presentation will also be available on the Company’s website at www.spartannash.com/investor-presentations.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. SpartanNash operates two complementary business segments – food wholesale and grocery retail. Its global supply chain network serves wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges. The Company distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products. On the retail side, SpartanNash operates 144 brick-and-mortar grocery stores, primarily under the banners of Family Fare, Martin’s Super Markets and D&W Fresh Market, in addition to dozens of pharmacies and fuel centers. Leveraging insights and solutions across its segments, SpartanNash offers a full suite of support services for independent grocers. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this press release and in the Company's website-accessible conference calls with analysts and investor presentations include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements may be identifiable by words or phrases indicating that the Company or management "expects," "projects," "anticipates," "plans," "believes," "intends," or "estimates," or that a particular occurrence or event "may," "could," "should," "will" or "will likely" result, occur or be pursued or "continue" in the future, that the "outlook," "trend," "guidance" or "target" is toward a particular result or occurrence, that a development is an "opportunity," "priority," "strategy," "focus," that the Company is "positioned" for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies may affect actual results and could cause actual results to differ materially. These risks and uncertainties include the Company's ability to compete in an extremely competitive industry; the Company's dependence on certain major customers; the Company's ability to implement its growth strategy and transformation initiatives; changes in relationships with the Company's vendor base and supply chain disruptions; vulnerability to decreases in the supply and increases in the price of raw materials and labor, manufacturing, distribution and other costs; macroeconomic uncertainty, including rising inflation, potential economic recession, and increasing interest rates; difficulty attracting and retaining well-qualified Associates and effectively managing increased labor costs; customers to whom the Company extends credit or for whom the Company guarantees loans or lease obligations may fail to repay the Company; not achieving the Company's strategy of growth through acquisitions and encountering difficulties successfully integrating acquired businesses that may not realize the anticipated benefits; the Company's ability to manage its private brand program for U.S. military commissaries, including the termination of the program or not achieving the desired results; disruptions to the Company's information security network, including security breaches and cyber-attacks; changes in the geopolitical conditions, including the Russia-Ukraine conflict; instances of security threats, severe weather conditions and natural disasters; climate change and an increased focus by stakeholders on environmental sustainability and corporate responsibility; impacts to the Company's business and reputation due to an increasing focus on environmental, social and governance matters; disruptions associated with disease outbreaks, such as the COVID-19 pandemic; impairment charges for goodwill or other long-lived assets; the Company's ability to successfully manage leadership transitions; interest rate fluctuations; the Company's ability to service its debt and to comply with debt covenants; the Company's level of indebtedness; changes in government regulations; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; labor relations issues; cost increases related to multi-employer pension plans and other postretirement plans; and other risks and uncertainties listed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this press release.

# # #

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
	July 15,	July 16,	July 15,	July 16,
(In thousands, except per share amounts)	2023	2022	2023	2022
Net sales	$2,312,394	$2,273,890	$5,219,788	$5,037,548
Cost of sales	1,960,012	1,919,647	4,420,740	4,232,722
Gross profit	352,382	354,243	799,048	804,826

Operating expenses
Selling, general and administrative	318,795	338,867	736,991	761,049
Acquisition and integration	55	436	129	675
Restructuring and asset impairment, net	(2,254)	2,611	1,829	2,624
Total operating expenses	316,596	341,914	738,949	764,348

Operating earnings	35,786	12,329	60,099	40,478

Other expenses and (income)
Interest expense, net	9,349	4,528	20,938	8,713
Other, net	(685)	600	(1,724)	384
Total other expenses, net	8,664	5,128	19,214	9,097

Earnings before income taxes	27,122	7,201	40,885	31,381
Income tax expense	7,654	2,086	10,080	6,977
Net earnings	$19,468	$5,115	$30,805	$24,404

Net earnings per basic common share	$0.57	$0.14	$0.90	$0.69

Net earnings per diluted common share	$0.56	$0.14	$0.88	$0.67

Weighted average shares outstanding:
Basic	34,125	35,564	34,366	35,565
Diluted	34,641	36,528	35,116	36,470

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 15,	December 31,
(In thousands)	2023	2022
Assets
Current assets
Cash and cash equivalents	$16,910	$29,086
Accounts and notes receivable, net	426,186	404,016
Inventories, net	576,859	571,065
Prepaid expenses and other current assets	65,402	62,244
Total current assets	1,085,357	1,066,411

Property and equipment, net	609,236	610,220
Goodwill	182,160	182,160
Intangible assets, net	103,795	106,341
Operating lease assets	254,146	257,047
Other assets, net	92,217	84,382

Total assets	$2,326,911	$2,306,561

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$500,044	$487,215
Accrued payroll and benefits	61,344	103,048
Other accrued expenses	58,306	62,465
Current portion of operating lease liabilities	43,194	45,453
Current portion of long-term debt and finance lease liabilities	7,644	6,789
Total current liabilities	670,532	704,970

Long-term liabilities
Deferred income taxes	78,472	66,293
Operating lease liabilities	235,424	239,062
Other long-term liabilities	28,229	33,376
Long-term debt and finance lease liabilities	545,857	496,792
Total long-term liabilities	887,982	835,523

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 34,618 and 35,079 shares outstanding	454,844	468,061
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive income	2,923	2,979
Retained earnings	310,630	295,028
Total shareholders’ equity	768,397	766,068

Total liabilities and shareholders’ equity	$2,326,911	$2,306,561

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	28 Weeks Ended
(In thousands)	July 15, 2023	July 16, 2022
Cash flow activities
Net cash provided by operating activities	$49,656	$28,519
Net cash used in investing activities	(57,057)	(50,707)
Net cash (used in) provided by financing activities	(4,775)	32,739
Net (decrease) increase in cash and cash equivalents	(12,176)	10,551
Cash and cash equivalents at beginning of the period	29,086	10,666
Cash and cash equivalents at end of the period	$16,910	$21,217

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Sales and Operating Earnings (loss) by Segment

(Unaudited)

	12 Weeks Ended				28 Weeks Ended
(In thousands)	July 15, 2023		July 16, 2022		July 15, 2023		July 16, 2022
Wholesale Segment:
Net sales	$1,633,364	70.6%	$1,601,485	70.4%	$3,719,048	71.2%	$3,583,864	71.1%
Operating earnings	21,542		12,697		47,867		40,819
Retail Segment:
Net sales	679,030	29.4%	672,405	29.6%	1,500,740	28.8%	1,453,684	28.9%
Operating earnings (loss)	14,244		(368)		12,232		(341)
Total:
Net sales	$2,312,394	100.0%	$2,273,890	100.0%	$5,219,788	100.0%	$5,037,548	100.0%
Operating earnings	35,786		12,329		60,099		40,478

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding adjusted operating earnings, adjusted earnings from continuing operations, as well as per diluted share (“adjusted EPS”), net long-term debt, capital expenditures and IT capital, and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other items, LIFO expense, organizational realignment, severance associated with cost reduction initiatives, a non-routine settlement related to a legal matter resulting from a previously closed operation that was resolved during the year and operating and non-operating costs associated with the postretirement plan amendment and settlement. Current year organizational realignment includes consulting costs associated with the Company's change in its go-to-market strategy as part of its long-term plan, which relates to the reorganization of certain functions. Costs related to the postretirement plan amendment and settlement include non-operating expenses associated with amortization of the prior service credit related to the amendment of the retiree medical plan, which are excluded from adjusted earnings from continuing operations. Postretirement plan amendment and settlement costs also include operating expenses related to payroll taxes which are adjusted out of all non-GAAP financial measures. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude, among other things, LIFO expense, costs related to shareholder activism, organizational realignment, operating and non-operating costs associated with the postretirement plan amendment and settlement, and severance associated with cost reduction initiatives. Costs related to shareholder activism include consulting, and other expenses incurred in relation to shareholder activism activities. Organizational realignment includes benefits for associates terminated as part of leadership transition plans, which do not meet the definition of reduction-in-force.

Each of these items are considered “non-operational” or “non-core” in nature.

The Company is unable to provide a full reconciliation of the GAAP to non-GAAP measures used in the Fiscal 2023 Outlook section of this press release without unreasonable effort because it is not possible to predict certain adjustment items with a reasonable degree of certainty since they are not yet known or quantifiable, and do not relate to the Company's normal operating activities. These adjustments may include, among other items, restructuring and asset impairment activity, acquisition and integration costs, severance, costs related to the postretirement plan amendment and settlement, and organizational realignment costs, and the impact of adjustments to the LIFO inventory reserve. This information is dependent upon future events, which may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2023 or fiscal 2025, respectively.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 15, 2023	July 16, 2022	July 15, 2023	July 16, 2022
Net earnings	$19,468	$5,115	$30,805	$24,404
Income tax expense	7,654	2,086	10,080	6,977
Other expenses, net	8,664	5,128	19,214	9,097
Operating earnings	35,786	12,329	60,099	40,478
Adjustments:
LIFO expense	4,667	17,845	15,839	28,032
Depreciation and amortization	22,458	21,968	52,203	50,441
Acquisition and integration	55	436	129	675
Restructuring and asset impairment, net	(2,254)	2,611	1,829	2,624
Cloud computing amortization	1,076	869	2,426	1,769
Organizational realignment, net	2,029	252	2,029	1,271
Severance associated with cost reduction initiatives	(12)	495	272	741
Stock-based compensation	2,465	1,397	7,612	5,838
Stock warrant	353	481	960	1,154
Non-cash rent	(635)	(839)	(1,563)	(1,927)
Loss (gain) on disposal of assets	24	(54)	46	(131)
Legal settlement	—	—	900	—
Postretirement plan amendment and settlement	94	133	94	133
Costs related to shareholder activism	—	3,864	—	7,335
Adjusted EBITDA	$66,106	$61,787	$142,875	$138,433

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 15, 2023	July 16, 2022	July 15, 2023	July 16, 2022
Wholesale:
Operating earnings	$21,542	$12,697	$47,867	$40,819
Adjustments:
LIFO expense	3,590	13,904	12,323	22,179
Depreciation and amortization	11,644	11,228	27,014	25,512
Acquisition and integration	55	—	124	—
Restructuring and asset impairment, net	1	(139)	981	(128)
Cloud computing amortization	725	579	1,665	1,228
Organizational realignment, net	1,266	156	1,266	793
Severance associated with cost reduction initiatives	(7)	495	257	619
Stock-based compensation	1,611	903	4,994	3,849
Stock warrant	353	481	960	1,154
Non-cash rent	(63)	(93)	(138)	(196)
Gain on disposal of assets	(45)	(72)	(35)	(158)
Legal settlement	—	—	900	—
Postretirement plan amendment and settlement	59	83	59	83
Costs related to shareholder activism	—	2,411	—	4,577
Adjusted EBITDA	$40,731	$42,633	$98,237	$100,331
Retail:
Operating earnings (loss)	$14,244	$(368)	$12,232	$(341)
Adjustments:
LIFO expense	1,077	3,941	3,516	5,853
Depreciation and amortization	10,814	10,740	25,189	24,929
Acquisition and integration	—	436	5	675
Restructuring and asset impairment, net	(2,255)	2,750	848	2,752
Cloud computing amortization	351	290	761	541
Organizational realignment, net	763	96	763	478
Severance associated with cost reduction initiatives	(5)	—	15	122
Stock-based compensation	854	494	2,618	1,989
Non-cash rent	(572)	(746)	(1,425)	(1,731)
Loss on disposal of assets	69	18	81	27
Postretirement plan amendment and settlement	35	50	35	50
Costs related to shareholder activism	—	1,453	—	2,758
Adjusted EBITDA	$25,375	$19,154	$44,638	$38,102

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

52 Weeks Ended
(In thousands)	2022
Net earnings	$34,518
Income tax expense	12,397
Other expenses, net	21,629
Operating earnings	68,544
Adjustments:
LIFO expense	56,823
Depreciation and amortization	94,180
Acquisition and integration	343
Restructuring and asset impairment, net	805
Cloud computing amortization	3,650
Organizational realignment, net	1,859
Severance associated with cost reduction initiatives	831
Stock-based compensation	8,589
Stock warrant	2,158
Non-cash rent	(3,444)
Loss on disposal of assets	1,073
Postretirement plan amendment and settlement	133
Costs related to shareholder activism	7,335
Adjusted EBITDA	$242,879

Notes: Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”) is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including share-based payments (equity awards measured in accordance with ASC 718, Stock Compensation, which include both stock-based compensation to employees and stock warrants issued to non-employees) and the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		28 Weeks Ended
(In thousands)	July 15, 2023	July 16, 2022	July 15, 2023	July 16, 2022
Operating earnings	$35,786	$12,329	$60,099	$40,478
Adjustments:
LIFO expense	4,667	17,845	15,839	28,032
Acquisition and integration	55	436	129	675
Restructuring and asset impairment, net	(2,254)	2,611	1,829	2,624
Organizational realignment, net	2,029	252	2,029	1,271
Severance associated with cost reduction initiatives	(12)	495	272	741
Legal settlement	—	—	900	—
Postretirement plan amendment and settlement	94	133	94	133
Costs related to shareholder activism	—	3,864	—	7,335
Adjusted operating earnings	$40,365	$37,965	$81,191	$81,289
Wholesale:
Operating earnings	$21,542	$12,697	$47,867	$40,819
Adjustments:
LIFO expense	3,590	13,904	12,323	22,179
Acquisition and integration	55	—	124	—
Restructuring and asset impairment, net	1	(139)	981	(128)
Organizational realignment, net	1,266	156	1,266	793
Severance associated with cost reduction initiatives	(7)	495	257	619
Legal settlement	—	—	900	—
Postretirement plan amendment and settlement	59	83	59	83
Costs related to shareholder activism	—	2,411	—	4,577
Adjusted operating earnings	$26,506	$29,607	$63,777	$68,942
Retail:
Operating earnings (loss)	$14,244	$(368)	$12,232	$(341)
Adjustments:
LIFO expense	1,077	3,941	3,516	5,853
Acquisition and integration	—	436	5	675
Restructuring and asset impairment, net	(2,255)	2,750	848	2,752
Organizational realignment, net	763	96	763	478
Severance associated with cost reduction initiatives	(5)	—	15	122
Postretirement plan amendment and settlement	35	50	35	50
Costs related to shareholder activism	—	1,453	—	2,758
Adjusted operating earnings	$13,859	$8,358	$17,414	$12,347

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under GAAP and should not be considered as a substitute for operating earnings, and other income statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Net Earnings to

Adjusted Earnings from Continuing Operations, as well as per diluted share (“adjusted EPS”)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	July 15, 2023			July 16, 2022
		per diluted			per diluted
(In thousands, except per share amounts)	Earnings	share		Earnings	share
Net earnings	$19,468	$0.56		$5,115	$0.14
Adjustments:
LIFO expense	4,667			17,845
Acquisition and integration	55			436
Restructuring and asset impairment, net	(2,254)			2,611
Organizational realignment, net	2,029			252
Severance associated with cost reduction initiatives	(12)			495
Postretirement plan amendment and settlement	(631)			745
Costs related to shareholder activism	—			3,864
Total adjustments	3,854			26,248
Income tax effect on adjustments (a)	(955)			(7,211)
Total adjustments, net of taxes	2,899	0.09	*	19,037	0.52
Adjusted earnings from continuing operations	$22,367	$0.65		$24,152	$0.66
* Includes rounding
	28 Weeks Ended
	July 15, 2023			July 16, 2022
		per diluted			per diluted
(In thousands, except per share amounts)	Earnings	share		Earnings	share
Net earnings	$30,805	$0.88		$24,404	$0.67
Adjustments:
LIFO expense	15,839			28,032
Acquisition and integration	129			675
Restructuring and asset impairment, net	1,829			2,624
Organizational realignment, net	2,029			1,271
Severance associated with cost reduction initiatives	272			741
Pension refund from annuity provider	—			(200)
Postretirement plan amendment and settlement	(1,649)			745
Legal settlement	900			—
Costs related to shareholder activism	—			7,335
Total adjustments	19,349			41,223
Income tax effect on adjustments (a)	(4,925)			(11,145)
Total adjustments, net of taxes	14,424	0.41		30,078	0.82
Adjusted earnings from continuing operations	$45,229	$1.29		$54,482	$1.49

(a)
The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.

Table 4: Reconciliation of Net Earnings to

Adjusted Earnings from Continuing Operations, as well as per diluted share, continued (“adjusted EPS”)

(A Non-GAAP Financial Measure)

(Unaudited)

	52 Weeks Ended
	2022
		per diluted
(In thousands, except per share amounts)	Earnings	share
Net earnings	$34,518	$0.95
Adjustments:
LIFO expense	56,823
Acquisition and integration	343
Restructuring and asset impairment, net	805
Organizational realignment, net	1,859
Severance associated with cost reduction initiatives	831
Pension refund from annuity provider	(200)
Postretirement plan amendment and settlement	(776)
Costs related to shareholder activism	7,335
Write off of deferred financing costs	236
Total adjustments	67,256
Income tax effect on adjustments (a)	(17,083)
Total adjustments, net of taxes	50,173	1.38
Adjusted earnings from continuing operations	$84,691	$2.33

(a)
The income tax effect on adjustments is computed by applying the effective tax rate, before discrete tax items, to the total adjustments for the period.

Notes: Adjusted earnings from continuing operations, as well as per diluted share (“adjusted EPS”), is a non-GAAP operating financial measure that the Company defines as net earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under GAAP and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

(In thousands)	July 15, 2023	December 31, 2022
Current portion of long-term debt and finance lease liabilities	$7,644	$6,789
Long-term debt and finance lease liabilities	545,857	496,792
Total debt	553,501	503,581
Cash and cash equivalents	(16,910)	(29,086)
Net long-term debt	$536,591	$474,495

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	28 Weeks Ended
(In thousands)	July 15, 2023	July 16, 2022
Purchases of property and equipment	$60,824	$46,431
Plus:
Cloud computing spend	2,719	3,153
Capital expenditures and IT capital	$63,543	$49,584

52 Weeks Ended
(In thousands)	December 31, 2022
Purchases of property and equipment	$97,280
Plus:
Cloud computing spend	4,817
Capital expenditures and IT capital	$102,097

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications spend to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.